Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders

Olin Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Olin Corporation relating to the Olin Corporation Amended and Restated 1997 Stock Plan for Non-Employee Directors, of our report dated January 30, 2003, relating to the consolidated balance sheets of Olin Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Olin Corporation.

/s/ KPMG LLP

Stamford, CT

October 31, 2003